Exhibit 10.1

EXECUTION COPY

AMENDED AND RESTATED
RIGHT OF FIRST OFFER AGREEMENT
THIS AMENDED AND RESTATED RIGHT OF FIRST OFFER AGREEMENT (this “Agreement”) is made and entered into as of the 12th day of March 2015, by and between NRG ENERGY, INC., a Delaware corporation (“NRG”), and NRG YIELD, INC., a Delaware corporation (“Yield”). NRG and Yield are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS:
WHEREAS, NRG is the nation’s largest competitive power generator and has the intention for Yield to serve as its primary vehicle for owning, operating and acquiring contracted renewable and conventional generation and thermal infrastructure assets;
WHEREAS, Yield expects to increase its cash available for distribution and dividend per share by acquiring additional assets, including assets acquired from NRG;
WHEREAS, NRG granted Yield an exclusive right of first offer to acquire certain assets owned by NRG and certain of its Affiliates (as hereinafter defined) pursuant to that certain Right of First Offer Agreement, dated July 22, 2013, by and between NRG and Yield (“2013 ROFO Agreement”);
WHEREAS, Yield is seeking stockholder approval in connection with certain amendments to its Amended and Restated Certificate of Incorporation in order to authorize two new classes of common stock and to distribute shares of such new classes of common stock to holders of the Company’s outstanding common stock through a stock split (the “Recapitalization”); and
WHEREAS, in connection with the Recapitalization, the Parties desire to amend and restate the 2013 ROFO Agreement to grant Yield, effective as of the date of the Recapitalization, an exclusive right of first offer to acquire additional assets owned by NRG and certain of its Affiliates on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NRG and Yield hereby agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.1    Effective Date. This Agreement shall become effective upon the filing of the Company’s Second Amended and Restated Certificate of Incorporation providing for the Recapitalization with the Secretary of State of the State of Delaware.
Section 1.2    Definitions. In addition to the terms defined above in the introduction and Recitals to this Agreement, the following terms when used in this Agreement shall have the meanings set forth in this Section 1.2.
“Affiliate” means, with respect to the Person in question, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person. For the purposes of this definition, the term “control” and its derivations means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person in question, whether by the ownership of voting securities, contract or otherwise.
“Agua Caliente” consists of (i) 51% of the membership interests in Solar Holdings and (ii) 100% of Solar Holdings’ interests in each of the following entities (as exists as of the date hereof): (A) Agua Caliente Solar Holdings LLC; and (B) Agua Caliente Solar LLC.

“Applicable Law” means all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority and quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any court or Governmental Authority of competent jurisdiction affecting or relating to the Person or property in question.
“Bingham Facilities” consist of (i) ALP Wind LLC, (ii) HyperGen, LLC, (iii) JMC Wind, LLC, (iv) LimiEnergy, LLC, (v) Maiden Winds, LLC, (vi) MD & E Wind, LLC, (vii) Power Beyond, LLC, (viii) Power Blades Windfarm, LLC, (ix) Stony Hills Wind Farm, LLC, (x) Tower of Power, LLC, (xi) Whispering Wind Acres, LLC, (xii) White Caps Windfarm, LLC, and (xiii) Windom Transmission, LLC.
“Business Day” means any day other than Saturday, Sunday or any federal legal holiday.
“Carlsbad” consists of 100% of the membership interests in Carlsbad Energy Center LLC.
“Community Wind” consists of 99% of the membership interests in Community Wind North, LLC and its subsidiaries.
    “Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of April 25, 2014, by and among NRG Yield Operating LLC, as Borrower, NRG Yield LLC, as Holdings, Royal Bank of Canada, as Administrative Agent, Royal Bank of Canada, Goldman Sachs Bank USA and Bank of America, N.A., as L/C Issuers, the lenders party thereto, and RBC Capital Markets as Sole Left Lead Arranger and Sole Left Lead Book Runner (as amended, amended and restated or otherwise modified from time to time).

“Crosswinds Facilities” consist of (i) Clear View Acres Wind Farm, LLC, (ii) Eagle View Acres Wind Farm, LLC, (iii) Elk Lake Wind Farm, LLC, (iv) Green Prairie Energy, LLC, (v) Highland Township Wind Farm, LLC, (vi) Palo Alto County Wind Farm, LLC, (vii) Silver Lake Acres Wind Farm, LLC, (viii) Sunrise View Wind Farm, LLC, (ix) Sunset View Wind Farm, LLC, (x) Virgin Lake Wind Farm, LLC, and (xi) Crosswind Transmission, LLC.

“CVSR” consists of (i) 100% of the remaining 51.05% membership interests of NRG Solar CVSR Holdings LLC and (ii) 100% of NRG Solar CVSR Holdings LLC’s interest in High Plains Ranch II, LLC.
“Eastridge and Westridge Facilities” consist of (i) Bendwind, LLC, (ii) DeGreeff DP, LLC, (iii) DeGreeffpa, LLC, (iv) Groen Wind, LLC, (v) Hillcrest Wind, LLC, (vi) Larswind, LLC, (vii) Sierra Wind, LLC, (viii) TAIR Windfarm, LLC, (ix) Boeve Windfarm, LLC, (x) Fey Windfarm, LLC, (xi) K-Brink Windfarm, LLC, (xii) Windcurrent Windfarm, LLC, (xiii) East Ridge Transmission, LLC, (xiv) West Pipestone Transmission, LLC, and (xv) DanMar Transmission, LLC.
“Effective Date” means the date on which the Company’s Second Amended and Restated Certificate of Incorporation providing for the Recapitalization is filed with the Secretary of State of the State of Delaware.
“Governmental Authority” means any federal, state or local government or political subdivision thereof, including, without limitation, any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.
“Hardin Facilities” consist of (i) Cy-Hawk Wind Energy, LLC, (ii) Greene Wind Energy, LLC, (iii) Hardin Wind Energy, LLC, (iv) Poverty Ridge Wind, LLC, (v) Sutton Wind Energy, LLC, (vi) Wind Family Turbine, LLC, (vii) Zontos Wind, LLC and (viii) Hardin Hilltop Wind, LLC.
“Ivanpah” consists of a 99.61% interest in Solar Ivanpah which in turn holds a 50.1446% ownership interest in Ivanpah Master Holdings, LLC. Ivanpah Master Holdings, LLC holds 100% of the membership interests of: (i) Ivanpah Project I Holdings, LLC; (ii) Ivanpah Project II Holdings, LLC; (iii) Ivanpah Project III Holdings, LLC; (iv) Solar Partners I, LLC; (v) Solar Partners II, LLC; and (vi) Solar Partners VIII, LLC.

2

“Jeffers” consists of 99.9% of the membership interests in Jeffers Wind 20, LLC.
“Losses” means, with respect to the Person in question, any actual liability, damage (but expressly excluding any consequential and punitive damages), loss, cost or expense, including, without limitation, reasonable attorneys fees and expenses and court costs, incurred by such Person, as a result of the act, omission or occurrence in question.
“Mandalay/Oxnard” consists of 100% of the membership interests in NRG Energy Center Oxnard LLC.
“Minnesota Portfolio” consists of (i) 100% of the membership interests in Mission Bingham Lake Wind LLC, which holds 99% of the membership interests in the Bingham Facilities; and (ii) 100% of the membership interests in Mission Minnesota Wind, LLC, which holds (A) 99% of the membership interests in the Eastridge and Westridge Facilities, (B) 91% of the membership interests in Tofteland Windfarm, LLC, (C) 95% of the membership interests in Bisson Windfarm, LLC, (D) 92% of the membership interests in Westridge Windfarm, LLC, (E) 99% of the membership interests in CG Windfarm, LLC, and (F) 99% of the membership interests in TG Windfarm, LLC.
“Negotiation Period” has the meaning set forth in Section 2.2.
“Notice” has the meaning set forth in Section 5.1.
“NRG Confidential Information” has the meaning set forth in Section 4.1.
“NRG Indemnitees” means NRG and its Affiliates (other than Yield and its direct or indirect subsidiaries, excluding any NRG ROFO Asset prior to the acquisition thereof by Yield or any of its Affiliates in accordance with the terms and conditions of this Agreement), and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers, employees, attorneys, accountants, consultants and agents, and the successors, assigns, legal representatives, heirs, devisees and donees of each of the foregoing.
“NRG ROFO Assets” has the meaning set forth in Section 2.1.
“PayGo Facility” consists of 100% of the Class B interest in NRG Wind TE Holdco LLC, which in turn holds directly or indirectly: (i) 66.67% of the membership interests in Elkhorn Ridge Wind LLC, (ii) 75% of the membership interests in San Juan Mesa Wind Project, LLC, (iii) 99.9% of the membership interests in Wildorado Wind, LLC, (iv) 99% of the membership interests in the Crosswinds Facilities, (v) 100% of the membership interests in Forward WindPower LLC, (vi) 99% of the membership interests in the Hardin Facilities, (vii) 99.9% of the membership interests in Odin Wind Farm, LLC and its subsidiaries, (viii) 100% of the membership interests in Sleeping Bear, LLC, (ix) 100% of the membership interests in Spanish Fork Wind Park 2, LLC, (x) 99.9% of the general partnership interests in Goat Wind, LP, (xi) 100% of the membership interests in Lookout WindPower LLC, and (xii) 100% of the membership interests in Elbow Creek Wind Project, LLC.
“Person” means any natural person, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.
“Project Level Indebtedness” has the meaning specified in the Credit Agreement.

“Required Securities Disclosure” has the meaning set forth in Section 4.1.

“ROFO Termination Date” has the meaning set forth in Section 2.3.
“Solar Holdings” means AC Solar Holdings LLC, a Delaware limited liability company.
“Solar Ivanpah” means NRG Solar Ivanpah LLC, a Delaware limited liability company.

3

“Solar Portfolio” means one or more residential solar or distributed generation portfolios developed or owned by NRG or its Affiliates.
“Term” has the meaning set forth in Section 3.1.
“Third Party” means any Person other than a Party or an Affiliate of a Party.
“Transaction Notice” has the meaning set forth in Section 2.2.
“Transfer” means, other than in connection with any disposition of assets or granting of liens permitted under any Project Level Indebtedness of any NRG ROFO Asset, any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering (whether with or without consideration and whether voluntarily or involuntarily or by operation of law or otherwise); provided, that this definition shall not include any (i) merger with or into, or sale of substantially all of NRG’s assets to, an unaffiliated third-party or (ii) internal restructuring involving any NRG ROFO Asset; provided, the terms of any such restructuring will not limit, delay or hinder the ability of Yield or any of its Affiliates to acquire such NRG ROFO Asset from NRG in accordance with the terms of this Agreement if and when NRG elects to sell, transfer or otherwise dispose of such NRG ROFO Asset to a third party.

 ARTICLE II.
RIGHT OF FIRST OFFER ON NRG ROFO ASSETS
Section 2.1    NRG ROFO Assets.    During the Term, and to the extent NRG or its Affiliates have an ownership interest in the NRG ROFO Assets as of the Effective Date, NRG hereby grants to Yield and its Affiliates a right of first offer on any proposed Transfer of each of Agua Caliente, Carlsbad, Community Wind, CVSR, Ivanpah, Jeffers, Mandalay/Oxnard, Minnesota Portfolio, PayGo Facility and Solar Portfolio (each, individually an “NRG ROFO Asset,” and collectively, the “NRG ROFO Assets”). In connection with the right of first offer on any proposed Transfer of the Solar Portfolio, NRG hereby grants Yield the right to make an equity investment of up to $250,000,000 in the Solar Portfolio.
Section 2.2    Notice of Transaction Related to NRG ROFO Assets and Negotiation of Definitive Terms for Transaction.     NRG must deliver a written notice to Yield no later than forty-five (45) days prior to engaging in any negotiation regarding any proposed Transfer of any NRG ROFO Asset (or any portion thereof), setting forth in reasonable detail the material terms and conditions of the proposed transaction (such notice, a “Transaction Notice”). If NRG delivers any Transaction Notice to Yield, then NRG and Yield shall enter non‑binding discussions and negotiate in good faith to attempt to agree on definitive terms acceptable to both Parties, in their sole and absolute discretion, for the Transfer of the applicable NRG ROFO Asset to Yield or any of its Affiliates. If, within thirty (30) calendar days after the delivery of such Transaction Notice (the “Negotiation Period”), the Parties have not agreed to definitive terms for the Transfer of such NRG ROFO Asset to Yield, NRG will be able, within the next 180 calendar days, to Transfer such NRG ROFO Asset to a Third Party (or agree in writing to undertake such transaction with a third party) in accordance with the terms of Section 2.3.
Section 2.3    Negotiations with Third Parties. Neither NRG nor any of its representatives, agents or Affiliates (excluding Yield and its direct or indirect subsidiaries, which subsidiaries shall not include any NRG ROFO Asset prior to the acquisition thereof by Yield or any of its Affiliates in accordance with the terms and conditions of this Agreement) shall solicit offers from, or negotiate or enter into any agreement with, any Third Party for the Transfer of any NRG ROFO Asset (or any portion thereof) until the expiration of the Negotiation Period related to such NRG ROFO Asset and the proposed Transfer (the “ROFO Termination Date”). Yield agrees and acknowledges that from and after the ROFO Termination Date for any NRG ROFO Asset and the applicable proposed Transfer: (a) NRG shall have the absolute right to solicit offers from, negotiate with, and enter into agreements with, any Third Party to Transfer such NRG ROFO Asset, on terms generally no less favorable to NRG than those offered to Yield pursuant to the Transaction Notice, and (b) NRG shall have no further obligation to negotiate with Yield regarding, or offer Yield the

4

opportunity to acquire any interest in, such NRG ROFO Asset; provided, that the final terms of the Transfer of any NRG ROFO Asset to any Third Party be on terms generally no less favorable to NRG than those offered to Yield pursuant to the Transaction Notice.
ARTICLE III.
TERM; TERMINATION RIGHTS
Section 3.1    Term. Unless earlier terminated in accordance with this ARTICLE III, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in effect until the seventh (7th) anniversary of the Effective Date, at which time this Agreement shall terminate and the Parties shall have no further rights or obligations under this Agreement, except those that expressly survive the termination of this Agreement.
Section 3.2    Termination Rights. NRG or Yield, as the case may be, shall have the right to terminate this Agreement, with written notice to the other Party, if the other Party materially breaches or defaults in the performance of its obligations under this Agreement or under any transaction agreement entered into by the Parties in connection with an NRG ROFO Assets, and such breach or default is continuing for 30 days after such breaching Party has been given a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder. Upon any such termination the Parties shall have no further rights or obligations under this Agreement, except those that expressly survive the termination of this Agreement.
Section 3.3    Exclusive Remedy. Other than with respect to a breach or default in the performance of a Party’s indemnification obligations under ARTICLE IV, each Party’s sole and exclusive remedy for a breach or default by the other Party of its obligations under this Agreement shall be to terminate this Agreement in accordance with Section 3.2.
ARTICLE IV.
CONFIDENTIALITY
Section 4.1    NRG Confidential Information. Yield shall keep confidential and not make any public announcement or disclose to any Person any terms of any other documents, materials, data or other information with respect to any NRG ROFO Asset which is not generally known to the public (the “NRG Confidential Information”); provided, however, that NRG Confidential Information shall not include (a) the terms and conditions of this Agreement or (b) information that becomes available to Yield on a non-confidential basis from a source other than the NRG, its Affiliates or their directors, officers or employees, provided, that, to Yield’s knowledge, such source was not prohibited from disclosing such information to Yield by any legal, contractual or fiduciary duty. Notwithstanding the foregoing, Yield shall be permitted to (A) disclose any NRG Confidential Information to the extent required by court order or under Applicable Law, (B) make a public announcement regarding such matters (1) as agreed to in writing by NRG or (2) as required by the provisions of any securities laws or the requirements of any exchange on which Yield securities may be listed (a “Required Securities Disclosure”), or (C) disclose any NRG Confidential Information to any Person on a “need-to-know” basis, such as its shareholders, partners, members, trustees, beneficiaries, directors, officers, employees, attorneys, consultants or lenders; provided, however, that, other than in connection with a Required Securities Disclosure, Yield shall (y) advise such Person of the confidential nature of such NRG Confidential Information, and (z) cause such Person to be bound by obligations of confidentiality that are no less stringent than the obligations set forth herein. Yield shall indemnify and hold harmless the NRG Indemnitees for any Losses incurred by any of the NRG Indemnitees for a breach or default of Yield’s obligations under this Section 4.1. This Section 4.1 shall survive the termination of this Agreement.

5

ARTICLE V.
MISCELLANEOUS PROVISIONS
Section 5.1    Notices
(a)    Method of Delivery. All notices, requests, demands and other communications (each, a “Notice”) required to be provided to the other Party pursuant to this Agreement shall be in writing and shall be delivered (i) in person, (ii) by certified U.S. mail, with postage prepaid and return receipt requested, (iii) by overnight courier service, or (iv) by facsimile transmittal, with a verification copy sent on the same day by any of the methods set forth in clauses (i), (ii) and (iii), to the other Party to this Agreement at the following address or facsimile number (or to such other address or facsimile number as NRG or Yield may designate from time to time pursuant to this Section 5.1):
If to NRG:
NRG Energy, Inc.
211 Carnegie Center
Princeton, New Jersey 08540
Attention: General Counsel
Facsimile No.: (609) 524-4501
With a copy to:
Kirkland & Ellis
300 N. LaSalle Street
Chicago, Illinois 60654
Attention: Gerald T. Nowak, P.C.
Facsimile No.: (312) 862-2000
If to Yield:
NRG Yield, Inc.
c/o NRG Energy, Inc.
211 Carnegie Center
Princeton, New Jersey 08540
Attention: General Counsel
Facsimile No.: (609) 524-4501
With a copy to:
Kirkland & Ellis
300 N. LaSalle Street
Chicago, Illinois 60654
Attention: Gerald T. Nowak, P.C.
Facsimile No.: (312) 862-2000

(b)    Receipt of Notices. All Notices sent by NRG or Yield under this Agreement shall be deemed to have been received by the Party to whom such Notice is sent upon (i) delivery to the address or facsimile number of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise the following Business Day, or (ii) the attempted delivery of such Notice if (A) such recipient Party refuses delivery of such Notice, or (B) such recipient Party is no longer at such address or facsimile number, and such recipient Party failed to provide the sending Party with its current address or facsimile number pursuant to this Section 5.1).

6

(c)    Change of Address. NRG and Yield and their respective counsel shall have the right to change their respective address and/or facsimile number for the purposes of this Section 5.1 by providing a Notice of such change in address and/or facsimile as required under this Section 5.1.
Section 5.2    Time is of the Essence. Time is of the essence of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.
Section 5.3    Assignment. Neither Party shall assign this Agreement or any interest therein to any Person, without the prior written consent of the other Party, which consent may be withheld in such Party’s sole discretion.
Section 5.4    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of NRG and Yield and their respective successors and permitted assigns (which include Yield’s Affiliates).
Section 5.5    Third Party Beneficiaries. This Agreement shall not confer any rights or remedies on any Person other than (i) the Parties and their respective successors and permitted assigns (including Yield’s Affiliates), and (ii) the NRG Indemnitees to the extent such NRG Indemnitees are expressly granted certain rights of indemnification in this Agreement.
Section 5.6    Other Activities. No Party hereto shall be prohibited from engaging in or holding an interest in any other business ventures of any kind or description, or any responsibility to account to the other for the income or profits of any such enterprises or have this Agreement be deemed to constitute any agreement not to compete. This Agreement shall not be deemed to create a partnership, joint venture, association or any other similar relationship between the Parties.
Section 5.7    Governing Law. This Agreement shall be governed by the laws of the STATE of DELAWARE, without giving effect to any principles regarding conflict of laws.
Section 5.8    Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:
(a)    Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter.
(b)    All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.
(c)    The headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.
(d)    Each Party and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against any Party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.
(e)    The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and not solely to the provision in which such term is used.
(f)    The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation.”

7

(g)    The term “sole discretion” with respect to any determination to be made by a Party under this Agreement shall mean the sole and absolute discretion of such Party, without regard to any standard of reasonableness or other standard by which the determination of such Party might be challenged.
Section 5.9    Severability. If any term or provision of this Agreement is held to be or rendered invalid or unenforceable at any time in any jurisdiction, such term or provision shall not affect the validity or enforceability of any other terms or provisions of this Agreement, or the validity or enforceability of such affected terms or provisions at any other time or in any other jurisdiction.
Section 5.10    Jurisdiction; Venue. Any litigation or other court PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS Agreement shall be CONDUCTED in the COURTS OF RECORD IN THE state OF DELAWARE OR THE United States District Court for the District of DELAWARE, and NRG AND YIELD hereby submit to jurisdiction and consent to venue in such courts.
Section 5.11    WAIVER OF TRIAL BY JURY. NRG AND YIELD HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY LITIGATION OR OTHER COURT PROCEEDING BY EITHER PARTY AGAINST THE OTHER PARTY WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT.
Section 5.12    Prevailing Party. If any litigation or other court action, arbitration or similar adjudicatory proceeding is sought, taken, instituted or brought by NRG or Yield to enforce its rights under this Agreement, all fees, costs and expenses, including, without limitation, reasonable attorneys fees and court costs, of the prevailing Party in such action, suit or proceeding shall be borne by the Party against whose interest the judgment or decision is rendered.
Section 5.13    Recitals, Exhibits and Schedules. The recitals to this Agreement, and all exhibits and schedules referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.
Section 5.14    Entire Agreement. This Agreement sets forth the entire understanding and agreement of the Parties hereto, and shall supersede any other agreements and understandings (written or oral) between NRG and Yield on or prior to the date of this Agreement with respect to the matters contemplated in this Agreement.
Section 5.15    Amendments to Agreement. No amendment, supplement or other modification to any terms of this Agreement shall be valid unless in writing and executed and delivered by NRG and Yield.
Section 5.16    Facsimile; Counterparts. NRG and Yield may deliver executed signature pages to this Agreement by facsimile transmission to the other Party, which facsimile copy shall be deemed to be an original executed signature page; provided, however, that such Party shall deliver an original signature page to the other Party promptly thereafter. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.
[Signature Page Follows]

8

IN WITNESS WHEREOF, NRG and Yield each have caused this Agreement to be executed and delivered in their names by their respective duly authorized officers or representatives.

NRG:

NRG ENERGY, INC., A Delaware Corporation

By:	/s/ G. Gary Garcia
Name:	G. Gary Garcia
Title:	Treasurer

YIELD:

NRG YIELD, INC. A Delaware Corporation

By:	/s/ Kirkland B. Andrews
Name:	Kirkland B. Andrews
Title:	EVP & Chief Financial Officer

[Signature Page to Amended and
Restated ROFO Agreement]